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On March 2, 2020, Marc C. Ganzi, CEO of Digital Bridge Holdings, LLC and CEO-elect of Colony Capital, Inc. (the “Company”) participated in a roundtable discussion at the Citi 2020 Global Property CEO Conference at The Diplomat Resort & Spa in Hollywood, FL. A copy of the transcript of such roundtable discussion is attached herewith.

Colony Capital

Citi 2020 Global Property CEO Conference

March 2, 2020

Mike:

…in session at Citi’s 2020 Global Property CEO Conference. I’m Mike Rollins with Citi Research and we’re pleased to have with us Colony Capital. And joining us from Colony is future CEO Marc Ganzi. Mark, thank you for joining us.

Marc:	Thanks Mike, good to be here.

Mike:

Just some housekeeping items to get out of the way. So this session is for investing clients only. If media or other individuals are on the line, please disconnect now. Disclosures are available up here and on the webcast on the disclosure’s tab. For those in the room or on the webcast, you can sign into liveQA.com and enter code Citi2020, that’s with a capital C, to submit any questions. Or you could just raise your hand or push the button on your microphone and we’ll get you involved in the conversation.

Marc, I’m going to turn this over to you to introduce your company and your management team with you today, and provide the audience three reasons why investors should buy your stock today. And then we’ll jump into our Q&A.

Marc:

Sure. Thanks Mike. Delighted to be here. Joining me today is Kevin Smithen who’s our head of Global Capital Information and Strategy. Kevin comes to us formerly from Macquarie where he was on the research side, specifically in the TMT sector, and before that Lazard. Brian Lee to my left, EVP of Finance, works with us in the public IR setting, but also helps us on the accounting and the public reporting side. You’ve got our external-facing Investor Relations team as it relates to public markets.

Thinking about why you would want to own Colony shares today, I think it’s a narrative, Mike, that we started talking about late last week, which is in times of potential dislocation and where things can sometimes be a bit volatile, what I would offer to investors today is that since the late ‘90s and 1996 to the early 2000s to 2008, 2009, as you think about different cycles and we think about different downturns, one of the sectors that has been pretty immune to significant dislocation has been digital infrastructure.

So thinking back to the last cycle where we had some disruption, the tower stocks performed quite well. And I’d offer that the reason that these stocks perform well is embedded in the nature of their cash flows. And sort of unpacking that comment for a second, our weighted average contact duration with most of our customers are typically between 5 to 25 years in duration. We have greater than 50% exposure to investment grade counterparty risk. We’ve got our customers traditionally with built-in escalators, somewhere between 2 and 3%. And we have organic growth across all of the different verticals in digital infrastructure, Mike, growing today, whether it’s fiber growing at 3 to 4%, whether it’s datacenter organic growth growing at 6 to 8%, or towers growing anywhere from 5 to 9%.

What this sector does offer you is those unique characteristics of downside protection, but at the same time, our customers continue to deploy capex. Why are they continuing to deploy capex is really the real question that needs to be answered. And once again I’d offer to you that even in times of economic turmoil where people perhaps may not go to the office and they may not travel, I will guarantee you that your phone is running 20 applications at that time.

And at that same time while you’re conducting commerce via Zoom or you’re doing it via Microsoft teams, or you’re doing it by any other videoconferencing capability, at the same time through your internet connection you’re connected to a server that ultimately connects to your corporate inbox, that it connects to your corporate Dropbox, that connects to your ultimate servers, whether you’re in Azure or if you have your own network, or you use hybrid cloud.

Colony Capital

Citi 2020 Global Property CEO Conference

March 2, 2020

All of this requires enormous bandwidth connectivity. And our customers continue to deploy capex and continue to reinvest in their network, because the amount of bandwidth required to run these high-powered applications is not slowing down. I would offer to you that it’s accelerating.

The second reason you should buy Colony shares is because we think we have the best management team in the sector and digital infrastructure. And our team has cumulatively over 300 years of collective experience in investing. And most importantly, operating and digital infrastructure. So my team is not new to The Street. We’ve been around – I’ve been around for 25 years as CEO, have a stable of great executives that have followed me along that journey.

And we’ve really been, in some respects, Mike, we’ve been the pioneers in this sector. We were the first at GTP to become a REIT. We got our first PLR and convinced folks that Towers should be in a REIT. We were the first to pioneer the cell tower securitization structure in converting traditional tower and digital infrastructure debt, which was typically firstly and secondly high yield and Mezz, into commercial mortgage-backed securities.

And we’ve been long a pioneer of taking that structure into places like small cells, hyperscale datacenters and the depth and the experience of our management team, once again, I’ll pair against any of the management teams in the digital REIT world. And we believe we have the deepest and most experienced team.

And once again, when you’re going through a transition story like Colony is today, you look at the management and you look at that management team’s capability to understand the dynamics, understand how to work with customers, but most importantly, how to create organic cash flow growth. And that is what our team has done time and time again for multiple decades.

I’d say last but not least, a reason to own our shares is we are in a transition. The big negative that people put on myself and Tom is that Colony is complex and it’s hard to understand. We’ve owned that indictment. We’ve historically been a complicated story to understand, but the progress that we’ve made in 2019 is demonstration and proof positive that the rotation is happening.

If you go back, Mike, two years ago, Colony had less than 2% exposure to digital. We had a small little datacenter investment in France called DATA4, which we successfully exited to AXA. Come forward to the end of 2019, we’ve rotated 40% of our asset base to digital. We had a successful exit of our industrial silo. We had a successful exit of our European real estate NRE. Last week we announced the successful exit of our partnership with Scott Rechler; and we’re finding the right home for assets that have been the historic Colony assets. And we continue to rotate and buy new assets.

And so that demonstration in the rotation is not only just in the asset rotation, but we’ve pledged The Street last year we’d make $50 million in G&A cuts. We outperformed that metric by 10%. We delivered $55 million in G&A cuts. And we’re promising to The Street that we’re going to deliver 15% FEEUM growth next year, as we continue to grow our digital IM business.

If you think about what we did in digital IM last year, we’ve closed on the first ever digital infrastructure fund. It was a $3 billion fund on the cover. And we raised $4.1 billion, hitting our hard cap; and we did that in 14 months. We delivered $2.7 billion in coinvest last year, as we promised investors that we’d go out and find unique curated opportunities where they could invest side by side with our balance sheet. And we delivered on that.

And so the promises that we’re making or the promises that we’re delivering in 2020, we expect no difference. So I would say strong downside protection, being in the right asset classes. I would say being with an experience management team is important in this sector. And most importantly, we think the transition really offers investors an opportunity a window to buy the shares that we think are fantastic prices.

Colony Capital

Citi 2020 Global Property CEO Conference

March 2, 2020

Mike:

Thanks and one topic that we’re bringing up in every sessions is ESG, which is of increasing importance for all company stakeholders. So what is the one thing your company is doing to improve your overall ESG score over the next 12 months?

Marc:

So it’s interesting. We’ve been on ESG now for the better part of five years. And even before that, even at GTP and some of our legacy companies, we were instilling this values into the DNA of our people and our culture. Really, when we think about ESG, Mike, there’s sort of three different things that we’re incorporating and that we do every day at Colony. First and foremost is on the environmental side, is we believe we have a responsibility to the infrastructure that we own and operate and construct. Leave better footprints than where we started.

And we’re doing that and we’ve done that very successful. For example, with Vantage, with the only LEED gold datacenter in the world where we’re using San Francisco’s air temperature, taking that air into our handlers, purifying that air. And then distributing that air with a negative carbon footprint back, which is really an impossible task that’s only really made possible by the fact that the temperature in San Francisco makes a lot of sense for cooling. What’s the old adage, the coldest winter I ever had was a summer in San Francisco.

Also part of that is when we’re buying companies and we’re doing our diligence, having a strong filter for ESG. So part of what we do in any business or platform or management team that we back, we have an entire ESG package that goes into our investment community deck. And so we’re thinking not only about what is the economic impact of the asset; what’s the environmental impact; what’s our social impact; and then most importantly, governance and how we’re thinking hiring, and how we’re thinking about staffing those companies and staffing those boards.

Before we even make an investment, ESG is now part of our IC process. It’s been so for two years. We were doing that before we had merged with Colony and now Colony is instilling those practices across its entire framework.

I would say on the governance side, as we’ve told publicly to folks, we’re committed to diversity on our board. We’re committed to diversity in our management teams. We have 17 different digital businesses around the world. And diversity is not something we do because we think it’s what we have to do. We do it because it’s the right thing to do and we’re doing it with the right people.

And in addition to that, the other thing that we institute down at the portfolio company level is we push our management teams to have strong civil engagement. And we’ve been talking about this for multiple years, as you know. So being embedded in your community, making sure that all of the employees are giving their time, not writing vacant checks, but being engaged in their community, having multiple days where the company works inside their community that’s not counted against PTO, but it is part of the fabric of what we’re doing.

And really, the evidence of this is the output. So for example, Vertical Bridge Cares gave thousands of hours back into their community last year. We donated close to $2.7 million into local charities which the executives don’t pick. We allow the employees to pick. And so this notion of corporate giving has to go beyond just writing checks. It has to go further to that, you have to go deeper into your community and spend time.

And then at a high level, where do we spend our time at Colony and how do we think about it? We allowed our junior associates and principals and partners to pick the charity where we put our time and energy. So we’ve invested time in Wireless Without Borders, which a charity that focuses on communities that don’t have connectivity.

Colony Capital

Citi 2020 Global Property CEO Conference

March 2, 2020

Or if a community is hit by a disaster like the Bahamas was this past year, we go into those communities with our employees. We spend our time. We help bring connectivity back into communities, because that’s what we do. Our thesis is around bridging the digital divide. So if we’re going to say that’s our thesis, we better walk the walk.

A lot of this is just people talk ESG, but at the end of the day, it’s about doing the right thing; and it’s something that I’ve been doing in my portfolio companies, Mike, as you know, for the last decade.

Mike:

Thank you. I think one of the big questions for the digital infrastructure category is how to think about growth relative to investment. And you provided a summary of the organic growth rates you’re achieving in your different verticals. You mentioned fiber, datacenters, towers. How should investors think about the ongoing capital intensity to achieve those types of growth rates?

Marc:

All these businesses are very, as you know, capex intensive. And they have different return profiles, to be honest. So the challenge in digital infrastructure is you can’t take one paint brush and sort of paint the entire sector. I think the easiest one that investors have gotten very comfortable with is towers because you have a fixed asset; it has a finite amount of capacity; you have a certain amount of customers on it; and you can load customers onto those towers with minimal to zero capex.

So the capex efficiency or that total return on that second, third and fourth tenant is, in many instances, anywhere from 80% to almost 98% pure profit. So that’s a great example of where if you build the right digital asset, and as you load and you put occupancy into that physical structure, you get fantastic returns once you get past the second, third or fourth tenant. And that’s why the tower model has been so easy for investors to understand.

I think some of the complexities are when you start moving up the risk curve. And so what’s interesting about digital infrastructure is we have a spectrum of risk. On the safety side far out to the left, you’ve got towers and you probably have hyperscale datacenters. Those are probably the easiest ones to correlate. Now in hyperscale datacenters, you’re making a significant capex investment. You’re spending a lot of money to build a very secure location with significant amount of power density — backup power, security, primary cooling, backup cooling. But the reward is, you typically enter into a long-term contract with an investment grade counterparty.

So this is something that we’ve demonstrated very successfully with Vantage, based out of Santa Clara. Just moved their headquarters to Denver. And there our weighted average customer duration is about 13 years in duration. And we have over 60% exposure to investment grade counterparty risk. And so that portfolio of assets sits in Quincy, Washington, Santa Clara, Quebec city, Montreal, Ashburn and now Europe where we announced two weeks ago a massive expansion into Europe.

And that’s interesting, because from our perspective, while the capex swing is pretty big, what you do get in return is that stabilized lease with that investment grade tenant; and we can’t put multiple tenants into those buildings. But ultimately, where we navigate to is in mid to low teens IRR, with not a lot of volatility. And I think as we think about building a set of assets on balance sheet and we think about how we invest, we want a balanced approach to how we manage risk. And so having towers and having hyperscale datacenters is a great way to build a portfolio with less risk, at the end of the day.

Colony Capital

Citi 2020 Global Property CEO Conference

March 2, 2020

As we navigate into the middle of the curve, I would offer you to think about edge datacenters and wholesale fiber as being sort of interesting risk/reward opportunities. So thinking through that spectrum of risk between safe and perhaps risky, what we like about the edge datacenter business is our customers are typically signing four-year to 10-year leases. So not quite as big as the hyperscale guys, but really, what we’re seeing is this notion of secondary nodes where logos like Google and Amazon and Netflix and Facebook and Apple, we’ll sign a 10-year lease. They’ll need about a quarter megawatt to a full megawatt of power.

And by the way, these are not in locations like Santa Clara. They’re not in Dallas. They’re not in Ashburn. We’re talking about being in places like Minneapolis, Overland Park, Kansas, Plano, Texas. And these are really where the edge is being built. So as we think about edge computing and why workload are starting to shift outside of the core of the network, it’s really because consumers are demanding low-latency applications. And this is really the future of compute.

Now, those core datacenters that we talked about out here that are safe, those aren’t going anywhere. Just like towers that were built 20 years are not going anywhere. They’re core to the network architecture. But what I would offer is where the growth is, and where we’re getting the most demand from content players and from IoT providers, and from cable companies is, they want to start putting those workloads on the edge. And so the real estate is shifting. And where our customers want to be in places like Pittsburgh and Cleveland and outside of Atlanta, these are the workloads of the future, Mike.

And listen, they’re not 20 megawatts, right? So it’s not like we’re building 150,000 square foot building for Microsoft. But if you go to a place like Overland Park where we did build an 8-megawatt facility, and we had it anchored by one of the FAANGs with a 1-megawatt lease, that’s a fantastic start to a brand-new building.

And what’s interesting is, you start to build ecosystem. And a lot of our customers like to move in herds. And so as one or two of the web-scalers will come to a place like Overland Park, they build ecosystem. Because then their vendors that build the applications that run on that ecosystem, they want to set up adjacent to those nodes.

So the best thing we can do from a leasing perspective is, take for example in Overland Park where we have Apple, the entire ecosystem that’s around Apple now wants to be in that datacenter. So leasing becomes somewhat easier because you’ve now got the magnet tenant. You’ve got the right anchor tenant.

And then oh by the way, what comes with that Apple ecosystem is, you begin to see the mobile operators waning to be there. And so you’ll begin to start seeing the base stations move into those edge datacenters where you begin to see the connectivity between mobility and applications. This is really the promise of edge computing.

This is why we’re so excited at Colony about DataBank, because this is what DataBank’s doing. And they’re not talking about it. We hear a lot of different digital infrastructure players talking about the edge. Raul Martynek is not a talker. He’s a doer. And so what we’re doing is across these 19 datacenters is we’re delivering edge compute. So that’s pretty exciting.

On the risk spectrum in the middle is wholesale fiber. And I don’t know if most of you know the difference between enterprise fiber and wholesale fiber. But wholesale fiber is really long-term contracts with other carriers, where we carry their traffic for them. So we have long-term agreements with folks like AT&T, Verizon, CentryLink, Telefonica, Vodafone, Bharti Infratel. I mean there’s other different carriers that need traffic in the US.

Colony Capital

Citi 2020 Global Property CEO Conference

March 2, 2020

And at the same time, we’ll deliver the services also for the web-scalers. So if we’ve got, for example, an Amazon route that’s going between call it Columbus, Ohio and Ashburn, that’s a particularly attractive route for folks that are engaged in retail commerce activity in Columbus. But they’re connecting to Ashburn where most of the high compute nodes are for Amazon and Microsoft and the other cloud providers.

And so that business for us is typically a contract that’s between 10 years and 25 years. Some of the tenants, actually, moving it out, Mike, about 35 and 50 years. And what we’ll do there is we’ll build the route; we’ll lay the conduit; we’ll lay down the dark fiber. Typically we’re building today between 240 to 480 strands of fiber. So we’re building very, very dense dark fiber that will allow us to lease over the next 10 years.

While initially some of those routes, Mike, were getting four pairs or eight pairs with Amazon or Google, and maybe we get 20 pairs with Delta Airlines or – because enterprises also come onto these long-haul networks, eventually what we’re seeing is in the first sort of two to three years of those wholesales networks, we’re getting to about 20 or 30% occupancy. And so we’re selling anywhere from a dozen pairs to 100 pairs. And what we have left is the capability to sell 2 to 300 pairs over the next decade.

And the best thing about those long-haul routes is when our customer signs on for two or four pairs, guess what happens? A lot like the tower space, they come back to us in two to three years and they say we’ve used up that bandwidth. By the way, can you lease to us another two to four pairs of dark fiber?

Now, if we’ve built that route like we built routes 10 years ago, and you only have 20 pairs or 40 pairs, you’re out of space. And so a lot like when we talked about in towers 10 years ago, building the tower to hold six tenants, we’re now building our fiber routes to really think about the long-term nature of where those routes are going.

So a big part of the fiber business is this wholesale business, and on those anchor economics, you’re typically underwriting to as low as a negative 2 IRR, on a cash-on-cash basis, to as high as a 4 to 5% IRR on an unlevered basis. But usually, most of those wholesales routes you’re building with two tenants. And typically, like I said, within 24 to 36 months you are getting to that fourth, fifth and sixth tenant, where you get to that 8 to 10% unlevered return. And then once you put the leverage on top, you get into that right infrastructure like return in the mid to high teens.

That’s a little bit about that. I’m going to quickly, I’m running out of time. So on the riskier side of the business – I want to get there – is core colocation and managed services and enterprise fiber. I’d also offer in the middle of the strike zone in the safe spot is small cells. And small cell is a lot like fiber leasingin a 25-year leaselike the tower co’s. And those opportunities are quite good. We have to spend a lot of capex, but ultimately what you get in return is high concentration of investment grade. Like Crown has and like we have at ExteNet. At ExteNet today, our weighted average contract is about 18 years in duration; and we have about 64% investment grade concentration. So investors like that flight to quality in small cells.

Kevin Smithen:

I would add just briefly, on small cells, return on capital is rising faster than any of the other segments, as costs per node has fallen quite a bit. And so we’re starting to see with densification, going from one or two nodes for route mile up to five to ten or more, the cost per node is falling. Pricing has generally stayed flat. So returns are actually increasing quite a bit. And we haven’t even really seen any 5G demand hit yet. It’s an area we’re really, really excited about. There’s been a lot of investment that we’ve made over the last five years in that business; but we’re setting up for really good decade in small cells.

Colony Capital

Citi 2020 Global Property CEO Conference

March 2, 2020

Mike:	Great.

Marc:

Last on the risk spectrum is managed services and enterprise fiber. And then probably navigating more to the center is traditional colo. So traditional colo is datacenters. We have enterprise users that enter into anywhere on the low side of 24 to 36 months, to the high side of 60 months. And these are the older datacenter businesses that had some of the legacy assets that were bought 10 years ago. DLR has exposure to colo; CoreSite has exposure to colo. I mean everybody does, Equinix. We all do, including DataBank.

Good business. Some datacenters are better than others, as we’re now starting to see in the results. But we still like the colocation business. And if it’s bought correctly and it’s managed correctly, the returns are quite strong.

The last two verticals are enterprise fiber. So enterprise fiber is where we have a fiber cut and we take fiber and we build a lateral into an enterprise, whether that’s an office building, whether that’s an industrial park or it’s someone’s corporate headquarters, we provide fiber connectivity to an enterprise. And we can sell them lit, we can sell them dark; we can sell them SONET. There’s a variety of products, wave lengths that we can sell to an enterprise user.

Ultimately, the big difference is duration of contract. And that business today, as I think our friends at Crown Castle are learning, it’s very competitive. And weighted average contract duration is between 12 to 24 months. You’re dealing with enterprise users. And typically in a given environment, we have four to five competitors in a given market. That’s a very competitive business. It has high churn, but it also has high growth at the same time. So that business is typically on a net growth basis, Mike. We’re getting about 3% net growth on enterprise fiber.

Last but not least is something that we call hybrid cloud. Most of you know that is managed IT or sort of managed datacenters. And this is where a customer comes to us; we own the server, so we own the active infrastructure. And a particular enterprise decided they don’t want to own servers. They do not want to put that out on the public cloud to places like Azure or AWS. And we provide a highly tailored solution to the customer where we provide their outsourced IT.

We will do two things for them. We’ll provide live applications and we’ll provide storage. Because really, that’s the two forms of data. And we’ll manage those IT workloads, Mike, for enterprises.

So that’s quick rundown of the risk spectrum in digital infra today.

Mike:

So we have a few questions coming in from our website. One question here is, you talked about the transition and talk about AUM, but what percent of the equity value in your NAV today is digital assets?

Marc:

Sure. So I think as we think about it today, the NAV on digital is probably somewhere around I would say in the neighborhood of about, probably about 10 to 15% of our NAV would be attributable to digital. Now that’s changing as we’re about to close on Zayo. And we’ve just put DataBank on the balance sheet. So that NAV will continue to move up as we rotate kind of legacy assets. And so we’ll continue to update The Street every quarter on kind of where generally our asset base is and where NAV is and where AUM is. And also where core FFO is as well.

Mike:	What are the risks of having old-fashioned datacenters and how your company differentiates itself from other digital asset-based companies?

Colony Capital

Citi 2020 Global Property CEO Conference

March 2, 2020

Marc:

Sure. Typically we’ve stayed out of those processes. That’s the quick answer. There’s been a lot of legacy assets that have been auctioned off by carriers; and so you’ve seen the likes of CenturyLink and Windstream and Telefonica and AT&T sell off, and Verizon sell off legacy datacenters. We consciously decided not to opt into that game. And what we did is, in hyperscale we backed what we believe is the best management team, was Sureil Choksi. And we built our own datacenters from day one.

We bought a small platform called DataBank. It had about six datacenters when we bought it. We then did a series of tuck-ins where we bought small inner-connection facilities in different markets. And then we implemented a strategy called tethering. What we would do is we’d take that nap, or that meet-me room in the center of a city. We’d take our own fiber out into the suburbs where we built edge datacenters. And so typically when we’ve gone out to the edge of a network, we’ve built our own infrastructure.

And so from our perspective, that’s important because what we brought online recently at DataBank, are facilities that speak to what really what the web-scalers want. Which is they don’t need a hyperscale facility, but they want that hyperscale experience. They want the power density; they want the cooling; they want the security; and they want to know that there’s going to be great common space, mostly where their application folks can hang out and write code and interface with other people in an ecosystem.

If you walk into Atlanta 1 or DFW 3, on any given day there’s anywhere from 20 to 50 programmers hanging out in our lounges and our conference rooms and the meet-me rooms, and they’re there. There’re writing code. They’re writing applications. And we want our tenants and we want their engineers and their coders to be in our datacenter, because that’s ecosystem. And if you create ecosystem, more tenants naturally gravitate to those facilities.

We’ve differentiated by being a builder and not a buyer. And we continue to believe that buying datacenters has a lot of challenges with it today. And so we’ve kind of stayed away from that budding legacy colo.

Kevin Smithen:

I would just add that many of the carriers built datacenters that connected their own fiber to their customers. And most of the datacenter customers nowadays are looking for a multitude of fiber and to them, it’s about maximizing fiber options. So these purpose-built datacenters that tie the fiber connectivity and there’s only one option, they’re almost by nature obsolete. And that’s why it hasn’t worked for a lot of those Telcos that Marc mentioned, and others that haven’t yet sold. Those are almost – they’re just obsolete today because they don’t have a dozen fiber providers running in and out.

Mike:	Another question before we get to our rapid fire. And I’ll just ask real quick, are there in the room? Oh, please. We’ll get to the two questions here, then do rapid fire.

Q:	Just real quick. I’m curious, are you open to potentially selling the management agreement on the loan portfolio to a third party?

Marc:

Sure, thank you. The question is around CLNC and what our intentions with CLNC. Given that we’re in the midst of a strategic process and review, I apologize, I can’t comment on CLNC today. But stand by and there’ll be guidance in the quarter and perhaps next quarter.

Mike:	We have a question over here.

Q:	[inaudible]

Mike:	Marc, if you’d just repeat the question.

Colony Capital

Citi 2020 Global Property CEO Conference

March 2, 2020

Marc:

Yes, so the question is, we had good execution around industrial, and I think you asked the question about our healthcare portfolio. And so today we have not formally marked healthcare for sale. We very carefully looked at a series of impairments inside of Q4, and we decided to not formally put that portfolio up for sale. What I can tell you is, there are elements of that portfolio we get offers for everyday. We sold a couple of hospitals in Q4 as we put into our quarterly results.

We’re continuing to look at that business. We do find it quite interesting that infrastructure investors are now navigating into that space. And we think the demand for those assets is growing, daily. And we’ve got a good handle on what the 2020 guidance is. I think we’ve given you specific guidance on the growth prospects for that portfolio.

Ultimately, we’ve been very transparent with The Street. At the end of 2021 we’ll be rotated 90% to digital. We’re thinking carefully through how we navigate our investor base through that, and how we maximize value. And I think we’re going to take our shots in creating value for shareholders when we find there’s an opportunity to do that.

Industrial became very much in vogue last year. It became the flavor of the month and we had a great accumulation of assets. And we timed the market correctly and we were able to optimize for the exit. I think healthcare is a thematic that is growing and when we see a lot of private capital start moving in to help here, like it did in industrial two to three years ago, we begin to have some confidence that there is the right home for those set of assets.

I would encourage you to give us a little time and a little patience. We’re very satisfied with how we exited RXR. We’re very satisfied with how we exited NRE. There will be more dispositions this year in our private business and on balance sheet. And I would just ask for investor patience as I navigate through that.

Mike:	Let’s go to the rapid-fire real quick and then I want to wrap a couple questions a in that we also got a few minutes ago.

Marc:	I’ll be quick on the rapid fire, I promise.

Mike:	Number one, more or fewer public companies a year from now in your property sector?

Marc:	Fewer.

Mike:	Fewer. What will same-store NOI growth be for your property sector overall in 2021?

Marc:	Blended across the four different verticals. We’re projecting about 8% core NOI growth.

Mike:	What will the 10-year Treasury yield be one year from today?

Marc:	We’re split up here, but I’m going to go with 1.2%.

Mike:	And what year will the US enter a recession?

Marc:	2021.

Mike:

Wrapping in here, we’re getting a couple questions about how you look at the balance sheet and liquidity and balance the decision where you could be capital light in managed investment versus actually owning investments. And then I guess wrapped in that is, as you’re thinking about if you want to own more assets, the majority, entirety, where do you see value?

Colony Capital

Citi 2020 Global Property CEO Conference

March 2, 2020

Marc:

Sure. We started having this dialog, Mike, actually last year. And it’s continued. [yes] And I think people that know me well as a CEO, that have followed my career, I tend to be a pretty pragmatic person around how we deploy balance sheet capital. We’re pretty fortunate. We’ve got six places we can put balance sheet capital. It starts first and foremost at looking at our stock and whether or not we think it’s a good value to buy shares back. And given some of the volatility in the market, we’re doing that work; and we’re going to continue to do that work. We think it’s thoughtful and we think it’s responsible to our core investors.

I made a point last least year that was important to bring our corporate leverage down. I asked the board, in conjunction with Tom, to buy back some of our preferreds. I thought that was an appropriate use of capital, because I just have an aversion to paying 8% debt on anything. And as we’ve right-sized the balance sheet and sold industrial and sold some other assets, it was prudent to bring corporate leverage down, in my estimation.

We’ve looked at special dividends and we’ve looked at the dividend. And there was a lot of debate in and mounts the board around this; and there’s certain folks that think that we should continue to maintain a dividend. Some thought we should have a special dividend. We have shareholders that give us their opinion all the time. And we have an interesting shareholder base right now. We have folks that like the yield and we have folks that are playing the long game and are looking at Colony as total return. So we opted against a special dividend and we moved towards maintaining a dividend policy for 2020, as we continue to navigate through the transition story.

Then we have three different places we can put balance sheet capital to work. One is future GP commitments. We’ve telegraphed to The Street that we’re projecting 15% FEEUM growth .We have $200 million that has to go into Digital Colony One. And Kevin and his capital formation team are working on strategies in liquid and credit and equity, where we are going to make significant balance sheet deployments as a core GP and as a GP commitment into new fund products. So I expect us to deploy a couple hundred million dollars into new GP products as we look well into 2020.

And then as it relates to actual physical assets on the balance sheet, yes Mike, we do want physical assets on balance sheet. I was [voice over loudspeaker] – tequila for everyone. I’m liberated. Seriously, I want to finish the question. We are going to make another investment on balance sheet, shortly. We’ve been working hard on it. We think it’ll make sense to investors and we will continue to add balance sheet investments. We’d love to own towers on balance sheet and we’d love to own hyperscale datacenters on balance sheet. Thanks everybody. We’re around if people want to come up and ask us questions.

Mike:	Thank you very much.

Marc:	Thank you.

END

Important Additional Information

The Company, its directors, its executive officers and Marc Ganzi, the Company’s incoming Chief Executive Officer, will be participants in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”). The Company plans to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with

Colony Capital

Citi 2020 Global Property CEO Conference

March 2, 2020

the solicitation of proxies for the 2020 Annual Meeting (the “2020 Proxy Statement”), together with a WHITE proxy card. Detailed information regarding the Company’s directors, executive officers and Mr. Ganzi, including their direct or indirect interests, by security holdings or otherwise, will be included in the 2020 Proxy Statement and other materials to be filed with the SEC in connection with the 2020 Annual Meeting. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Thomas J. Barrack, Jr., Executive Chairman and Chief Executive Officer of the Company, beneficially owns 2,068,380 shares of our Class A Common Stock, 733,931 shares of our Class B Common Stock and 26,054,642 OP Units held by Colony Capital, LLC, a Delaware limited liability company controlled by Mr. Barrack, which represents approximately 5.3% of the Company’s common shares equivalents (such common share equivalents include (A) 486,664,240 shares of our Class A common stock and 733,931 shares of Class B common stock, (B) 804,417 deferred stock units held by certain of our non-executive directors, and (C) 53,261,100 OP units and LTIP units which may be redeemed for cash or, at our option, shares of Class A common stock, subject to certain conditions, and in accordance with the limited liability company agreement of our Operating Company, in each case, as of March 1, 2020), which constitute less than one percent (1%) of our Class A Common Stock and 100% of our Class B Common Stock. Other than Mr. Barrack, none of the participants beneficially owns in excess of one percent (1%) of the Company’s outstanding shares of common stock. The participants, including Mr. Barrack, beneficially own in the aggregate approximately 7.9% of the Company’s common share equivalents. Additional information about the Company’s directors and executive officers, including their direct and indirect interests, by security holdings or otherwise, is available in the Company’s definitive proxy statement on Schedule 14A prepared in connection with the Company’s 2019 Annual Meeting of Stockholders, and filed with the SEC on March 28, 2019. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the “Public Shareholders” section of the Company’s corporate website at www.clny.com.

Cautionary Statement Regarding Forward-Looking Statements

This communication may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, and may cause the Company’s actual results to differ significantly from those expressed in any forward-looking statement. Factors that might cause such a difference include, without limitation, the market, economic and environmental conditions in the digital and communications technology, healthcare and hospitality real estate, other commercial real estate equity and debt, and investment management sectors, whether we will successfully execute our strategic transition to become a digital real estate and infrastructure focused company, and the impact of such transition on the Company’s legacy portfolios and assets, including whether such transition will result in significant impairments to certain of our investments,

Colony Capital

Citi 2020 Global Property CEO Conference

March 2, 2020

including healthcare and hospitality assets, including whether such transition will result in any of the anticipated benefits, the Company’s ability to complete compelling investment opportunities in the digital sector, the Company’s ability to continue deploying capital in its sponsored Digital Colony fund or to raise additional capital in future funds, whether the Company will enter into a definitive agreement to dispose of its management contract with CLNC, the Company’s ability to achieve anticipated compensation and administrative cost savings pursuant to its corporate restructuring and reorganization plan, in the timeframe expected or at all, the pace of additional asset monetizations and other risks and uncertainties detailed in our filings with the SEC, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Additional information about these and other factors can be found in Colony Capital’s reports filed from time to time with the SEC.

Colony Capital cautions investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this communication. Colony Capital is under no duty to update any of these forward-looking statements after the date of this communication, nor to conform prior statements to actual results or revised expectations, and Colony Capital does not intend to do so.